Exhibit 10.21

AGREEMENT AND PLAN OF MERGER

between

SUMMIT AMERICA TELEVISION, INC.

and

THE E.W. SCRIPPS COMPANY

December 18, 2003

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AGREEMENT AND PLAN OF MERGER

This Agreement is made as of December 18, 2003, between The E.W. Scripps Company, an Ohio corporation (“Parent”), and Summit America Television, Inc., a Tennessee corporation (“Company”).

RECITALS

1. Parent desires to acquire the business and properties of Company by means of a taxable merger of a Tennessee corporation to be formed and to be wholly owned by Parent (“Merger Sub”) with and into Company on the terms and conditions set forth herein and in the Articles of Merger substantially in the form attached hereto as Exhibit 1A (the “Articles of Merger”).

2. The separate existence of Merger Sub shall cease at the Effective Time (as hereinafter defined) and Company shall thereafter survive as a wholly owned subsidiary of Parent.

3. Concurrent with the execution and delivery of this Agreement, certain shareholders of Company have executed and delivered to Parent a Voting Agreement dated as of the date hereof, in substantially the form of Exhibit 1B (the “Voting Agreement”) under which such shareholders, among other things, have agreed to vote in favor of the Merger.

AGREEMENTS

The parties, intending to be legally bound, agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified in this Section:

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and rules and regulations issued pursuant thereto.

“Acquisition Proposal” is defined in Section 5.6(a).

“Affiliate” means, with respect to any Person, any other Person (a) that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, (b) that is a general partner, director, manager, trustee or principal officer of, or a limited partner owning more than 10% of, or that serves in a similar capacity with respect to, such Person, or (c) of which such Person is a general partner, director, manager, trustee or principal officer or a limited partner owning more than 10% of, or with respect to which such Person serves in a similar capacity. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or to cause the direction of the management or policies of the Person in question through the ownership of voting securities or by contract or otherwise.

“Articles of Merger” is defined in the Recitals.

“Break-Up Fee” is defined in Section 5.6(b).

“Closing” is defined in Section 2.2.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Communications Act” means the Communications Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Company” is defined in the first paragraph of this Agreement.

“Company Stock Option” is defined in Section 2.5(h).

“Confidentiality Agreement” means the Confidentiality Agreement between Parent and Company dated September 26, 2003.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the merger of Merger Sub into Company, (b) the execution, delivery, and performance of this Agreement and the Articles of Merger; and (c) the performance by Parent and Company of their respective covenants and obligations under this Agreement.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied).

“Damages” is defined in Section 12.2.

“Effective Time” means Section 2.3.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, liability or other obligation arising under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) any fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) any financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action” include the types of activities covered by the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., as amended.

“Environmental Law” means any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and rules and regulations issued pursuant to thereto.

“Facilities” means any real property and any buildings, plants, structures, towers, studios, transmitters or other equipment affixed to real property currently (or at any time formerly) owned, occupied, leased, licensed, used or operated by Company or any Subsidiary.

“FCC” means the Federal Communications Commission.

“GAAP” means generally accepted United States accounting principles, applied on a consistent basis.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“HSR Act” is defined in Section 7.2.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or Company or any Subsidiary.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof.

“IRC” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor law, and all rules and regulations promulgated by the IRS pursuant thereto.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and, to the extent relevant, the U.S. Department of the Treasury.

“Indemnitees” is defined in Section 7.3.

“Intellectual Property Assets” is defined in Section 3.21.

An individual will be deemed to have “Knowledge” of a particular fact or matter if he or she is actually aware of such fact or matter or if a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or matter if any individual who is serving as a director, executive officer, member, governor, manager (with respect to a partnership or limited liability company), partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or matter in accordance with the preceding sentence.

“Legal Requirement” means any Order, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty of any Governmental Body.

“Merger” is defined in Section 2.1.

“Merger Consideration” means the consideration to be provided in exchange for common stock, Series A Preferred Stock, or Series D Preferred Stock of the Company in accordance with Section 2.5.

“Merger Sub” is defined in the Recitals.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means an action taken by a Person only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of such Person’s normal day-to-day operations; (b) such action is not required to be authorized by such Person’s board of directors or managers (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by such Person’s parent company (if any) or other equity holders; and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or managers (or by any Person or group of Persons exercising similar authority) in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and bylaws or code of regulations of a corporation; or (b) the articles of organization or certificate of formation or similar document and the limited liability company agreement or operating agreement or similar document of a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

“Parent” is defined in the first paragraph of this Agreement.

“Paying Agent” is defined in Section 2.7(a).

“Payment Fund” is defined in Section 2.7(b).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan” is defined in Section 3.13.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proxy Statement” is defined in Section 5.8.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” means with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Scripps SAH Companies” means The Scripps Shop At Home Holding Company and Shop At Home Network, LLC.

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Body.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and rules and regulations issued pursuant thereto.

“Shareholder Approval” is defined in Section 5.7.

“Shareholders Meeting” is defined in Section 5.8.

“Shareholders Vote” is defined in Section 5.8.

“Subsidiary” means any corporation, more than 20% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is or was since 1986 owned by Company and/or one or more Subsidiaries of Company and (b) any limited liability company, partnership, association, joint venture, or other entity in which Company and/or one or more Subsidiaries has or had since 1986 greater than a 20% equity interest, but excluding the Scripps SAH Companies.

“Superior Proposal” is defined in Section 5.6(a).

“Surviving Corporation” is defined is Section 2.1.

“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license or withholding on amounts paid to or by Company or any Subsidiary, payroll, employment, excise, severance, stamp occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign), (b) any liability of Company or any Subsidiary for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period prior to the Closing Date, and (c) any liability of Company or any Subsidiary for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“TBCA” means the Tennessee Business Corporation Act.

A claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (in writing) or any notice has been given (in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Voting Agreement” is defined in the Recitals.

ARTICLE II. MERGER; CLOSING

Section 2.1 Merger. On and subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into Company, the separate corporate existence of Merger Sub will cease and Company will thereafter continue as the surviving corporation (the “Surviving Corporation”) in the merger (the “Merger”).

Section 2.2 Closing. The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Bone McAllester Norton PLLC at 511 Union Street, Suite 1600, Nashville, Tennessee, 37219, at 10:00 a.m. (local time) five days after satisfaction of the conditions set forth in Sections 8.1, 8.2, 8.3, and 8.4, or at such other time and place as the parties may agree.

Section 2.3 Effectiveness of Merger. On the Closing Date, subject to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Merger, (a) Merger Sub and Company shall execute and deliver the Articles of Merger and file such Articles of Merger and, if required by law, this Agreement, with the Secretary of State of the State of Tennessee pursuant to TBCA §48-21-107. The Merger will become effective as of the filing of the Articles of Merger with the Secretary of State of the State of Tennessee or at such later date and time as may be specified in the Articles of Merger (the “Effective Time”).

Section 2.4 Effect of the Merger.

(a) The Merger will have the effect set forth in the TBCA. The Surviving Corporation shall, after the Effective Time, take all action (including executing and delivering any document) in its name and on its behalf in order to carry out and effectuate the Contemplated Transactions.

(b) The charter of Merger Sub shall be the charter of the Surviving Corporation until thereafter amended as provided therein and in accordance with the TBCA. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the TBCA. The officers and directors of Merger Sub immediately prior to the Effective Time will be the officers and directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s charter and by-laws and the TBCA.

Section 2.5 Conversion and Exchange of Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of Merger Sub, Company or Parent, or any holder of Company common stock or preferred stock:

(a) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, shall be converted into and exchanged for one validly issued, fully paid, and nonassessable share of common stock of the Surviving Corporation.

(b) Each share of common stock, $.0025 par value per share, of Company issued and outstanding immediately prior to the Effective Time (other than any share of common stock of the Company subject to Section 2.5(e)) will be exchanged for the right to receive cash in the amount of $4.05.

(c) Each share of Series A Preferred Stock, $10.00 par value per share, of Company issued and outstanding immediately prior to the Effective Time (other than any share of Series A Preferred Stock of the Company subject to Section 2.5(e)) will be exchanged for the right to receive cash in an amount equal to the Liquidation Preference (as defined in Company’s Charter) of such share in accordance with Company’s Charter.

(d) Each share of Series D Preferred Stock, $10.00 par value per share, of Company issued and outstanding immediately prior to the Effective Time will be converted into one share of Preferred Stock, $10 par value per share, of the Surviving Corporation.

(e) Each share of common stock, Series A Preferred Stock and Series D Preferred Stock of Company owned by Company immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

(f) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of common stock, Series A Preferred Stock and Series D Preferred Stock of Company shall cease to be outstanding and shall be cancelled and retired and each holder thereof shall thereafter cease to have any rights with respect to such shares of stock of Company except the right to receive, without interest, the Merger Consideration in accordance with this Section 2.5 upon the surrender of a certificate representing such shares.

(g) At the Effective Time, all outstanding options to purchase shares of common stock of Company (each, a “Company Stock Option”) then outstanding and unexercised shall be converted into and represent a right to acquire shares of common stock of Surviving Corporation on identical terms, except that the number of shares underlying each such Company Stock Option shall be an amount representing a percentage of common stock of the Surviving Corporation substantially equal to the percentage of Company common stock underlying such Company Stock Option on a fully diluted basis.

Section 2.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of Company will be closed with respect to all shares of common stock and preferred stock of Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of common stock or preferred stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company stock certificate is presented to the Paying Agent or to Parent, such stock certificate shall be cancelled and surrendered for cash as provided in Section 2.7.

Section 2.7 Surrender of Certificates.

(a) Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with Parent’s Corporate Secretary or a third party selected by Parent (the “Paying Agent”), cash sufficient to pay the cash consideration under Section 2.5(b) and (c). The cash amounts so deposited with the Paying Agent are referred to collectively as the “Payment Fund.”

(b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to the record holders of common stock and Series A Preferred Stock of Company (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of stock certificates shall be effected, and risk of loss and title to stock certificates shall pass, only upon delivery of such stock certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of stock certificates in exchange for cash. Upon surrender to the Paying Agent of a stock certificate for common stock or Series A Preferred Stock of Company, together with a duly executed letter of transmittal, and such other documents as may be reasonably required by the Paying Agent or Parent, (i) the holder of such stock certificate shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 2.5(b) or (c), and (ii) the stock certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.7, each stock certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by Section 2.5. If any stock certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any Merger Consideration, require the owner of such lost, stolen or destroyed stock certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent or Parent with respect to such stock certificate. In the event that any shares of common stock or preferred stock of Company to be exchanged hereunder secure any indebtedness owing to Company, the cash consideration which the holder of such shares is entitled to receive shall be reduced by the amount of such indebtedness. In addition, at the request of an option holder electing to exercise options contemporaneously with the Effective Time, the cash consideration which such holder is entitled to receive for the shares of common stock underlying such options shall be reduced by the amount of the exercise price of such options.

(c) Any portion of the Payment Fund that remains undistributed to holders of stock certificates of Company as of the date 180 days after the Effective Time shall become the general funds of Parent.

(d) The Paying Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of common stock or preferred stock of Company such amounts as may be required to be deducted or withheld therefrom under the IRC or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of common stock or preferred stock of Company or to any other Person for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

Section 2.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full right, title and possession of and to all rights and property of Company, the officers and directors of Parent shall be fully authorized (in the name of Parent, in the name of Company or otherwise) to take such action.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent as follows:

Section 3.1 Organization and Good Standing.

(a) Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement. Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Company.

(b) Each Subsidiary and its jurisdiction of organization is listed on Schedule 3.1(b). Each Subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conductions and to own or use the properties and assets that it purports to own. Each Subsidiary is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on such Subsidiary.

(c) Company has delivered to Parent copies of its and each Subsidiary’s Organizational Documents, as currently in effect.

Section 3.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms. Company’s Board of Directors has approved the Contemplated Transactions and has resolved to recommend the Contemplated Transactions for Shareholder Approval.

(b) Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Company, or (B) any resolution adopted by the board of directors or the shareholders of Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Company or a Subsidiary, or any of the assets owned or used by Company or a Subsidiary, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by

Company or a Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by, Company or a Subsidiary;

(iv) cause Parent or Company or any Subsidiary to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned or used by Company or a Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Company or a Subsidiary is bound;

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Company or a Subsidiary; or

(viii) contravene, conflict with, or result in a violation, breach, or acceleration of any provision of any employment agreement between Company or any Subsidiary and any employee of Company or such Subsidiary.

Except as set forth in Schedule 3.2, neither Company nor a Subsidiary is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(c) No provision of any Tennessee anti-takeover law applies to the Contemplated Transactions.

Section 3.3 Capitalization.

(a) Company. The classes and number of authorized shares of each class of capital stock of Company, the number of issued and outstanding shares of such capital stock of Company, and the number of options, offers, warrants, conversion rights, agreements, or other rights to subscribe for or to purchase from Company shares of its capital stock are set forth on Schedule 3.3(a). Except as set forth on Schedule 3.3(a), Company has no other equity securities of any class issued, reserved for issuance, or outstanding. Except as set forth on Schedule 3.3(a), there are no outstanding options, offers, warrants, conversion rights, agreements, or other rights to subscribe for or to purchase from Company shares of its capital stock. No shares of Company carry, and no shareholder of Company has been granted, any preemptive rights. Except as set forth on Schedule 3.3(a), Company is not obligated under any provision of its Organizational Documents, or under any arrangement, Contract, plan, or understanding, to liquidate, redeem, or otherwise repurchase any equity or other securities of Company. Other than this Agreement, except as set forth on Schedule 3.3(a), no arrangement, Contract, plan, or understanding exists pursuant to which Company has any obligation or any Person has any right relating to the issuance, sale, or transfer of any equity or other securities of Company. Except with respect to the Scripps SAH Companies and the Subsidiaries, Company does not own, nor does it possess any right under a Contract or otherwise to acquire, any equity or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

(b) Subsidiaries. The classes and number of authorized shares of each class of capital stock of each Subsidiary, the number of issued and outstanding shares of such capital stock of each Subsidiary, and the number of options, offers, warrants, conversion rights, agreements, or other rights to subscribe for or to purchase from each Subsidiary shares of its capital stock are set forth on Schedule 3.3(b). Schedule 3.3(b) sets forth the record and beneficial owner and holder of all issued and outstanding shares of capital stock of each Subsidiary (the “Subsidiary Shares”). Except as set forth on Schedule 3.3(b), all of the Subsidiary Shares are held free and clear of all Encumbrances. All of the issued and outstanding Subsidiary Shares are duly authorized, validly issued, fully paid, and non-assessable, and were issued in conformity with all applicable state and federal securities laws. No Subsidiary has any equity securities of any class issued, reserved for issuance, or outstanding, other than its Subsidiary Shares. There are no outstanding options, offers, warrants, conversion rights, agreements, or other rights to subscribe for or to purchase from any Subsidiary shares of its capital stock. No Subsidiary Shares carry, and no holder of any Subsidiary Shares has been granted, any preemptive rights. No Subsidiary is obligated under any provision of its Organizational Documents, or under any arrangement, Contract, plan, or understanding, to liquidate, redeem, or otherwise repurchase any equity or other securities of such Subsidiary. No arrangement, Contract, plan, or understanding exists pursuant to which any Subsidiary has any obligation or any Person has any right relating to the issuance, sale, or transfer of any equity or other securities of such Subsidiary. Except with respect to the Scripps SAH Companies and other Subsidiaries, no Subsidiary owns, or possesses any right under a Contract or otherwise to acquire, any equity or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.4 Financial Statements; SEC Compliance. Since June 30, 1997, Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). A complete list of the SEC Documents is set forth on Schedule 3.4 and except to the extent available in full without redaction on the SEC’s web site through EDGAR, Company has delivered to Parent copies of all SEC Documents, including all certifications and statements required in connection with the Sarbanes-Oxley Act of 2002. Company has also delivered to Parent all comment letters received by Company from the SEC since January 1, 2001 and all responses to such comment letters by or on behalf of Company. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, Company’s financial statements included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP (except as may be otherwise indicated in such financial statements or the notes thereto, or in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of Company to Parent that is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Schedule 3.4 lists, and Company has delivered to Parent copies of documentation creating or governing, all securitization transactions and off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K of the SEC) effected by Company or any Subsidiary since January 1, 2001. Deloitte & Touche, which has expressed its opinion with respect to the financial statements of Company and its Subsidiaries included in the SEC Documents (including the related notes), is and has been throughout the periods covered by such financial statements (a) a registered public accounting firm as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (y) “independent” with respect to Company within the meaning of Regulation S-X and, (z) with respect to Company, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Schedule 3.4 lists all non-audit services performed by Deloitte & Touche for Company and its Subsidiaries since January 1, 2001.

Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the 1934 Act; such controls and procedures are effective to ensure that all material information concerning Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Company’s filings with the SEC and other public disclosure documents. To Company’s knowledge, except as disclosed on Schedule 3.4, each director and executive officer of Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the 1934 Act and the rules and regulations thereunder since January 1, 2001.

Section 3.5 Books and Records. The books of account, minute books, stock record books, and other records of Company and each Subsidiary, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of Company and each Subsidiary contain accurate and complete records of all meetings held of, and action taken by, the shareholders or members and Board of Directors, managers, and committees thereof, and no meeting of any such shareholders, members, Board of Directors, managers, or committee has been held for which minutes have not been prepared and are not contained in such minute books except for meetings held after December 17, 2003 solely for the purpose of considering the Contemplated Transactions (each of which will be provided to

Parent as soon as they are available and in no event later than the Closing). At the Closing, Company and each Subsidiary will be in possession of all of its books and records.

Section 3.6 Facilities.

(a) Schedule 3.6(a) contains a complete and accurate list of all Facilities and indicates whether such Facilities are currently or formerly owned, occupied, leased, licensed, used or operated by Company or its Subsidiaries and the dates such use commenced and, if applicable, ceased. Company has made available to Parent originals or authentic copies of all originals of all policies of title insurance, surveys, deeds, leases, Contracts and Encumbrances relating to each of the Facilities now owned, occupied, leased, licensed, used or operated by Company or any Subsidiary.

(b) Company or a Subsidiary owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence), or has valid and subsisting rights to occupy, lease, license, use and operate, all the properties and assets comprising the Facilities (whether real, personal, or mixed and whether tangible or intangible) that it purports to now own, lease, license or otherwise possess as reflected in its books and records. Except as set forth on Schedule 3.6(b), all properties and assets of Company and each Subsidiary comprising the Facilities are free and clear of all Encumbrances and are not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature, except for (i) liens for current taxes not yet due, (ii) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property or assets subject thereto, or impairs the operations of the Company or any Subsidiary, and (iii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property or assets subject thereto. All of the Facilities lie wholly within the boundaries of the real property validly owned, leased, licensed, occupied or used by such entity and none encroaches upon the property of, or otherwise conflict with the property rights of, any other Person.

(c) The Facilities now owned, leased, licensed or otherwise possessed by Company or a Subsidiary are operable, and are adequate for the uses to which they are being put. The Facilities not owned by Company or a Subsidiary are subject to valid Contracts granting Company or a Subsidiary all rights necessary to occupy, possess, use and operate the Facilities for their intended purposes in the Ordinary Course of Business and such rights are sufficient for the continued conduct of the business of Company and each Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.7 Condition and Sufficiency of Assets. All assets and properties (whether real, personal, or mixed and whether tangible or intangible) now owned, leased, licensed, or otherwise possessed by Company and its Subsidiaries, as reflected in its books and records, constitute all of the assets and properties (real, personal, or mixed and tangible or intangible) necessary to operate the business of Company and the Subsidiaries as previously operated by Company and the Subsidiaries in the Ordinary Course of Business (collectively, the “Assets”). Subject to Section 3.6 with respect to the Facilities and Section 3.21 with respect to the Intellectual Property, Company or a Subsidiary owns good and marketable title or has valid and subsisting rights to lease, license, use and operate all of the Assets, free and clear of all Encumbrances.

Section 3.8 Accounts Receivable. All accounts receivable of Company that are reflected on the accounting records of Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible by Company, net of the respective reserves shown on the accounting records of Company. Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.8 contains a complete and accurate list of all Accounts Receivable as of December 15, 2003, which list sets forth the aging of such Accounts Receivable.

Section 3.9 Inventory. Neither Company nor any Subsidiary has any inventory.

Section 3.10 No Undisclosed Liabilities. Except as set forth in Schedule 3.10, neither Company nor any Subsidiary has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against on the face of Company’s September 30, 2003 balance sheet and current liabilities incurred in the Ordinary Course of Business since September 30, 2003.

Section 3.11 Taxes.

(a) Company and the Subsidiaries have timely filed or caused to be timely filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of entities, in compliance with applicable Legal Requirements and all Taxes owed by Company and the Subsidiaries (whether or not shown on any Tax Returns) have been timely paid. All such Tax Returns are true, correct and complete. Company has made available to Parent copies of all such Tax Returns filed since June 30, 1999. Schedule 3.11 contains a complete and accurate list of all income Tax Returns filed since June 30, 1997. Company and the Subsidiaries have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to all Tax Returns or otherwise, or pursuant to any assessment received by Company or a Subsidiary, except such Taxes, if any, as are listed in Schedule 3.11 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the applicable accounting records.

(b) The United States federal and state income Tax Returns of Company and the Subsidiaries subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through June 30, 1999. None of such Tax Returns have been audited. Schedule 3.11 contains a complete and accurate list of all audits of all such Tax Returns including a reasonably detailed description of the nature and outcome of each audit. No adjustments have been made to Tax Returns filed by Company or a Subsidiary or any group of corporations including Company or a Subsidiary for all taxable years since June 30, 1997. Neither Company nor a Subsidiary is under audit (or received a notice indicating an intent to audit) for any Tax Returns or has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Company or a Subsidiary or for which Company or a Subsidiary may be liable.

(c) The charges, accruals, and reserves with respect to Taxes on the respective books of Company and each Subsidiary are adequate (determined in accordance with GAAP) and are at least equal to Company’s and such Subsidiary’s respective liability for Taxes. There exists no proposed Tax assessment against Company or any Subsidiary. No claim has ever been made by an authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any Subsidiary.

(d) (i) None of Company or any Subsidiary has filed with respect to Company or any Subsidiary, or any property held by the Company or any Subsidiary any consent under IRC §341(f), (ii) no property of the Company or any Subsidiary is “tax exempt use property” within the meaning of IRC §168(h), (iii) none of the Company or any Subsidiary is a party to any lease made pursuant to §168(f)(8) of the Internal Revenue Code of 1954, and (iv) none of Company or any of the Subsidiaries has agreed or is required to make any adjustment under IRC §481(a) by reason of a change in method of accounting or otherwise that will affect the liability of Company or the Subsidiary for Taxes.

(e) Company and each Subsidiary has withheld and paid all Taxes required by law to have been withheld and paid and have complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee-related Taxes).

(f) None of Company or any Subsidiary is a party to an Contract or arrangement that, individually or collectively, would give rise to any payment (whether in cash or property) that would not be deductible pursuant to IRC §§162(a)(1), 162(m) or 280G.

(g) The Company has not been and is not a United States real property holding corporation within the meaning of IRC §897.

(h) (i) None of Company or the Subsidiaries is a party to any Tax allocation, indemnity or sharing agreement; (ii) none of Company or the Subsidiaries has any liability for Taxes of any Person (A) under Treasury Regulation §1.1502-6, (B) as transferee or successor, (C) by Contract, or (D) otherwise; and (iii) neither Company nor a Subsidiary has been a member of an affiliated group (as that term is defined in the IRC) filing a consolidated federal income Tax return other than a group the common parent of which was Company.

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another corporation, nor had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by IRC §355 or §361.

Section 3.12 Employee Benefits.

(a) As used in this Section, the following terms have the following meanings:

“Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by Company or an ERISA Affiliate.

“Company Plan” means all Plans of which Company or an ERISA Affiliate is or was a Plan Sponsor, or to which Company or an ERISA Affiliate otherwise contributes or has contributed, or in which Company or an ERISA Affiliate otherwise participates or has participated.

“ERISA Affiliate” means any other Person that, together with Company, would be treated as a single employer under IRC §414.

“Other Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary or wages, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC §132.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” is defined in ERISA §3(2)(A).

“Plan” is defined in ERISA §3(3).

“Plan Sponsor” is defined in ERISA §3(16)(B).

“Qualified Plan” means any Company Plan that meets or purports to meet the requirements of IRC §401(a).

“Welfare Plan” is defined in ERISA §3(1).

(b) (i) Schedule 3.12(b)(i) contains a complete and accurate list of (A) all ERISA Affiliates, and (B) all Plans of which Company or any such ERISA Affiliate is or was a Plan Sponsor, in which Company or any such ERISA Affiliate participates or has participated, or to which Company or any such ERISA Affiliate contributes or has contributed. Neither Company nor any ERISA Affiliate has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any voluntary employees’ benefit association under IRC §501(c)(9), Pension Plan subject to Title IV of ERISA or multi-employer plan as defined in ERISA §3(37)(A). Neither Company has or has ever had any employees or sponsored any Plan or Other Benefit Obligation.

(ii) Schedule 3.12(b)(ii) contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations and identifies as such all Company Plans that are defined benefit Pension Plans or Qualified Plans.

(iii) Schedule 3.12(b)(iii) sets forth a calculation of Company’s or any Subsidiary’s liability for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether Company or a Subsidiary is required by Statement 106 to disclose such information.

(iv) Schedule 3.12(b)(iv) sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

(c) Company has delivered to Parent:

(i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;

(ii) all personnel, payroll, and employment manuals and policies;

(iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by Company and the ERISA Affiliates, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

(v) all registration statements filed with respect to any Company Plan;

(vi) all insurance policies purchased by or to provide benefits under any Company Plan;

(vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan and Company Other Benefit Obligation;

(viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

(ix) all notifications to employees of their rights under ERISA §601 et seq. and IRC §4980B;

(x) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

(xi) all notices that were given by Company or any ERISA Affiliate or any Company Plan to the IRS, PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.12;

(xii) all notices that were given by the IRS, PBGC, or the Department of Labor to Company, any ERISA Affiliate, or any Company Plan within the four years preceding the date of this Agreement; and

(xiii) the most recent determination letter for each Qualified Plan.

(d) Except as set forth in Schedule 3.12(d):

(i) Company and each ERISA Affiliate have performed all of their respective obligations under all Company Plans and Company Other Benefit Obligations. Company and each ERISA Affiliate have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

(ii) No statement, either written or oral, has been made by Company or any ERISA Affiliate to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have, individually or in the aggregate, a material adverse economic consequence to a Company or Parent.

(iii) Company and each ERISA Affiliate, with respect to all Company Plans and Company Other Benefits Obligations are, and each Company Plan and Company Other Benefit Obligation is, in full compliance with ERISA, the IRC, and other applicable Legal Requirements, including the provisions of such Legal Requirements expressly mentioned in this Section 3.12, and with any applicable collective bargaining agreement.

(iv) No transaction prohibited by ERISA §406 and no “prohibited transaction” under IRC §4975(c) have occurred with respect to any Company Plan with respect to which there is no statutory or regulatory exemption.

(v) Company has no liability to the IRS with respect to any Company Plan, including any liability imposed by Chapter 43 of the IRC.

(vi) Company has no liability to the PBGC with respect to any Company Plan or has any liability under ERISA §502 or §4071.

(vii) All filings required by ERISA and the IRC as to each Company Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

(viii) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC §162 or §404. No amount, or any asset of any Company Plan is subject to tax as unrelated business taxable income.

(ix) Each Company Plan can be terminated within 30 days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

(x) Since June 30, 1999, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation.

(xi) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

(xii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to Company’s Knowledge, Threatened.

(xiii) No Company Plan is a stock bonus, money purchase pension, or defined benefit pension plan within the meaning of IRC §401(a).

(xiv) Each Qualified Plan is qualified in form and operation under IRC §401(a); each trust for each such Qualified Plan is exempt from federal income tax under IRC §501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust.

(xv) Company and each ERISA Affiliate has met the minimum funding standard, and has made all contributions required, under ERISA §302 and IRC §402.

(xvi) Company and each ERISA Affiliate has paid all amounts due to the PBGC pursuant to ERISA §4007.

(xvii) Neither Company nor any ERISA Affiliate has filed a notice of intent to terminate any Company Plan or has adopted any amendment to treat a Company Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA §4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

(xviii) No amendment has been made, or is reasonably expected to be made, to any Company Plan that has required or could require the provision of security under ERISA §307 or IRC §401(a)(29).

(xix) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any Company Plan.

(xx) The actuarial report for each Pension Plan of Company and each ERISA Affiliate fairly presents the financial condition and the results of operations of each such Pension Plan in accordance with GAAP.

(xxi) Since the last valuation date for each Pension Plan of Company and each ERISA Affiliate, no event has occurred or circumstance exists that would increase the amount of benefits under any such Pension Plan or that would cause the excess of Pension Plan assets over benefit liabilities (as defined in ERISA §4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

(xxii) No reportable event (as defined in ERISA §4043 and in regulations issued thereunder) has occurred.

(xxiii) Company has no Knowledge of any facts or circumstances that may give rise to any liability of Company, a Subsidiary or Parent to the PBGC under Title IV of ERISA.

(xxiv) Except to the extent required under ERISA §601 et seq. and IRC §4980B, neither Company nor any ERISA Affiliate provides health or welfare benefits for any retired or former employee nor is it obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(xxv) Company has the right to modify and terminate benefits to retirees (other than Pension Plans) with respect to both retired and active employees.

(xxvi) Company has complied with the provisions of ERISA §601 et seq. and IRC §4980B.

(xxvii) No payment that is owed or may become due to any director, officer, employee, or agent of Company will be non-deductible to Company or subject to tax under IRC §280G or §4999; nor will Company be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person.

(xxviii) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit under any Company Plan or Company Other Benefit Obligation, nor will it trigger the payment of severance or termination pay under any policy, plan, procedure, practice or agreement to any employee of Company or any Subsidiary.

(xxix) Company and each Subsidiary is in material compliance with its obligations to its employees under the Health Insurance Portability and Accountability Act of 1996.

Section 3.13 Compliance; Governmental Authorizations.

(a) Except as set forth in Schedule 3.13(a):

(i) each of Company and each Subsidiary is and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets and is in compliance with the current listing and corporate governance requirements of Nasdaq;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Company or a Subsidiary of, or a failure on the part of Company or a Subsidiary to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Company or a Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) neither Company nor a Subsidiary has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Company or a Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 3.13(b) contains a complete and accurate list of each Governmental Authorization that is held by Company or each Subsidiary or that otherwise relates to the business of, or to any of the assets owned or used by, the Company and its Subsidiaries. Each

Governmental Authorization listed or required to be listed in Schedule 3.13(b) is valid and in full force and effect. Except as set forth in Schedule 3.13(b):

(i) Company and each Subsidiary is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.13(b);

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.13(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.13(b);

(iii) neither Company nor a Subsidiary has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.13(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.13(b) collectively constitute all of the Governmental Authorizations necessary to permit Company and its Subsidiaries to lawfully conduct and operate their business in the manner they currently conduct and operate such business and to permit Company and its Subsidiaries to own and use their assets in the manner in which they currently own and use such assets.

Section 3.14 Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.14, there is no pending Proceeding:

(i) that has been commenced by or against Company or a Subsidiary or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Company or the Subsidiaries; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To Company’s Knowledge, no such Proceeding has been Threatened. Except as specifically referenced in Schedule 3.14 as having a material adverse effect, the Proceedings listed in Schedule 3.14 will not have a material adverse effect on the business, operations, assets, condition, or prospects of Company or any Subsidiary.

(b) Except as set forth in Schedule 3.14:

(i) there is no Order to which Company or any Subsidiary, or any of the assets owned or used by Company or any Subsidiary, is subject;

(ii) Neither Company nor any Subsidiary is subject to any Order that relates to the business of, or any of the assets owned or used by, Company or a Subsidiary; and

(iii) no officer, director, agent, or employee of Company or a Subsidiary is subject to any Order that prohibits such Person from engaging in or continuing any conduct, activity, or practice relating to the business of Company and the Subsidiaries.

(c) Except as set forth in Schedule 3.14:

(i) Each of Company and each Subsidiary is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Company or a Subsidiary, or any of the assets owned or used by Company or a Subsidiary, is subject; and

(iii) neither Company nor a Subsidiary has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Company or a Subsidiary, or any of the assets owned or used by Company or a Subsidiary, is or has been subject.

Section 3.15 Absence of Certain Changes and Events. Since December 31, 2002, except as set forth on Schedule 3.15, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Company, and no event has occurred or circumstance exists that may result in such a material adverse change. Neither Company nor any Subsidiary has taken any steps, and none of them currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does Company or any Subsidiary have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Except as set forth in Schedule 3.15, since December 31, 2002, Company and each

Subsidiary has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) payment or increase by Company or any Subsidiary of any bonuses, salaries, or other compensation to any director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or (except in the Ordinary Course of Business) employee;

(b) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Company or any Subsidiary;

(c) damage to or destruction or loss of any asset or property owned or used by Company or any Subsidiary, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Company or any Subsidiary;

(d) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, affiliation or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Company or any Subsidiary of at least $25,000 except in the Ordinary Course of Business;

(e) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property owned or used by the Companies or mortgage, pledge, or imposition of any Encumbrance on any material asset or property owned or used by Company or any Subsidiary;

(f) cancellation or waiver of any claims or rights with a value to Company or any Subsidiary in excess of $25,000;

(g) material change in the accounting methods used by Company or any Subsidiary; or

(h) agreement, whether oral or written, by Company or a Subsidiary to do any of the foregoing.

Section 3.16 Contracts; No Defaults.

(a) Schedule 3.16(a) contains a complete and accurate list, and Company has delivered to Parent true and complete copies, of:

(i) each Contract that involves performance of services or delivery of goods or materials by Company or a Subsidiary of an amount or value in excess of $25,000;

(ii) each Contract that involves performance of services or delivery of goods or materials to Company or a Subsidiary of an amount or value in excess of $25,000;

(iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Company or a Subsidiary in excess of $25,000;

(iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property by Company or a Subsidiary (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(v) each licensing agreement or other Contract to which Company or a Subsidiary is a party that pertains to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any intellectual property;

(vi) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Company or a Subsidiary with any other Person;

(vii) each Contract containing covenants that in any way purport to restrict the business activity of Company or a Subsidiary or any Affiliate of a Company or limit the freedom of Company or a Subsidiary or any Affiliate of a Company to engage in any line of business or to compete with any Person;

(viii) each Contract providing for payments to or by Company or a Subsidiary based on sales, purchases, or profits, other than direct payments for goods;

(ix) each power of attorney binding on Company or any Subsidiary that is currently effective and outstanding;

(x) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Company or a Subsidiary to be responsible for consequential damages;

(xi) each Contract for capital expenditures by Company or a Subsidiary in excess of $25,000;

(xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Company or a Subsidiary other than in the Ordinary Course of Business;

(xiii) each agreement or contract, whether written or verbal, that is a talent or programming agreement or contract or in any way obligates Company to pay any royalty, residual, license fee or other similar payment in respect of any third party’s literary, artistic, trademark, copyright, music performance, master use, synchronization or other similar intellectual property rights or their publicity, privacy or publishing or other similar intellectual property rights; and

(xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in Schedule 3.16(b), no officer, director, or employee of Company or any Subsidiary is bound by any Contract that purports to limit the ability of such Person to (A) engage in or continue any conduct, activity, or practice relating to the business of Company, or (B) assign to Company or any other Person any rights to any invention, improvement, or discovery.

(c) Except as set forth in Schedule 3.16(c), each Contract listed or required to be listed in Schedule 3.16(a) is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as set forth in Schedule 3.16(d):

(i) each of Company and each Subsidiary is and has been in full compliance with all applicable terms and requirements of each Contract listed or required to be listed in Schedule 3.16(a);

(ii) each other party to each Contract listed or required to be listed in Schedule 3.16(a) is, to Company’s Knowledge, in full compliance with all applicable terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Company or a Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract listed or required to be listed in Schedule 3.16(a); and

(iv) neither Company nor a Subsidiary has given to or received from any other Person, at any time since June 30, 1999, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract listed or required to be listed in Schedule 3.16(a), except for notices of violations, breaches or defaults, the results of which would not result in the ability for the other party to such Contract to exercise a right or remedy that could have a material adverse effect on Company or any Subsidiary.

(e) To Company’s Knowledge, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Company or any Subsidiary or with respect to the business of Company or a Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(f) The Contracts relating to the sale, design, manufacture, or provision of products or services by Company and the Subsidiaries have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

(g) Company is not a party to any Contract with any other Person, nor involved in any discussions or other relations with any other Person, that could give rise to any liability on the part of Parent to such other Person by reason of Company considering, entering into, consummating or performing the Contemplated Transactions or any portion thereof.

Section 3.17 Insurance.

(a) Schedule 3.17(a) lists all claims made policies currently held and all occurrence policies held during the past ten years by Company or any Subsidiary. Company has made available to Parent true and complete copies of all policies of insurance to which Company or a Subsidiary is a party or under which Company or a Subsidiary, or any director, officer or manager of Company or a Subsidiary, is or has been covered at any time within the five years preceding the date of this Agreement, copies of all pending applications for policies of insurance; and any statement by the auditor of Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b) Schedule 3.17(b) sets forth, by year, for the current policy year and each of the five preceding policy years a summary of the loss experience under each policy and a statement describing each claim under an insurance policy for an amount in excess of $10,000.

(c) Except as set forth on Schedule 3.17(c):

(i) All policies to which Company or a Company is a party or that provide coverage to Company, a Subsidiary, or any director, officer or manager of Company or a Subsidiary (A) are valid, outstanding and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of Company and the Subsidiaries; (D) are sufficient for compliance with all Legal Requirements and Contracts to which Company or a Subsidiary is a party or by which any of them is bound; (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Company or a Subsidiary.

(ii) Neither Company nor a Subsidiary has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii) Each of Company and each Subsidiary has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to Company or any Subsidiary or their business or any director, officer or manager thereof.

(iv) Company and the Subsidiaries have given notice to the insurer of all material claims that may be insured thereby.

Section 3.18 Environmental Matters. Except as set forth in Schedule 3.18:

(a) Each of Company and each Subsidiary is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Company nor Subsidiary has or has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Company or a Subsidiary has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Company, a Subsidiary, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no Hazardous Materials present on or in the Environment at the Facilities. None of Company, Subsidiary, or any other Person for whose conduct they are or may be held responsible has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Company or a Subsidiary has or had an interest except in full compliance with all applicable Environmental Laws.

(c) There has been no Release or, to Company’s Knowledge, threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Company or a Subsidiary has or had an interest.

(d) Company has delivered to Parent accurate and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Company or a Subsidiary pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Company, a Subsidiary, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

Section 3.19 Employees.

(a) Schedule 3.19 contains a complete and accurate list as of the date of this Agreement of the following information for each employee of Company or any Subsidiary, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since June 30, 2003; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company Plan.

(b) No employee of Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person (a “Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee of Company or such Subsidiary, or (ii) the ability Company or the Subsidiaries to conduct their respective businesses, including any Proprietary Rights Agreement with Company or a Subsidiary. To Company’s Knowledge, as of the date of this Agreement, no officer or other key employee of Company or any Subsidiary intends to terminate his employment.

(c) No employee of Company or any Subsidiary is a party to an employment agreement, nor will the Merger contemplated herein, or employment terminations or actions following the Effective Time, if any, result in the obligation to pay any severance, termination or other type of separation pay.

Section 3.20 Labor Relations; Compliance. Since June 30, 2000, neither Company nor any Subsidiary has been a party to any collective bargaining or other labor Contract. Except as set forth on Schedule 3.20, since June 30, 2000, there has not been, there is not presently pending or existing, and to Company’s Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Company or any Subsidiary relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Company or any Subsidiary, or (c) any application for certification of a collective bargaining agent. To Company’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute by employees of Company or any Subsidiary. There is no lockout of any employees by Company or any Subsidiary, and no such action is contemplated by Company or any Subsidiary. Company and each Subsidiary have complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Neither Company nor any Subsidiary is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

Section 3.21 Intellectual Property.

(a) Intellectual Property Assets. As used in this Agreement, the term “Intellectual Property Assets” includes:

(i) all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications and rights to station call letters and call signs (collectively, “Marks”);

(ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv) all rights in mask works (collectively, “Rights in Mask Works”); and

(v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”)

in each case owned, used, or licensed by Company or any Subsidiary as licensee or licensor.

(b) Agreements. Schedule 3.21(b) contains a complete and accurate list and summary description, including any royalties paid or received by Company, of all Contracts relating to the Intellectual Property Assets to which Company or any Subsidiary is a party or by which Company or any Subsidiary is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $25,000 under which Company or a Subsidiary is the licensee. There are no outstanding and, to Company’s Knowledge, no Threatened disputes or disagreements with respect to any such Contract.

(c) Know-How Necessary for the Business. The Intellectual Property Assets are all those necessary for the operation of the business of Company and each Subsidiary as it is currently conducted. Either Company or a Subsidiary is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and Company and each Subsidiary has the right to use without payment to a third party all of the Intellectual Property Assets.

(d) Patents. Except for commercially available software applications and as disclosed on Schedule 3.21(d), neither Company nor any Subsidiary owns or uses any Patents.

(e) Marks.

(i) Schedule 3.21(e) contains a complete and accurate list and summary description of all Marks. Company or a Subsidiary is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.

(ii) All Marks that have been registered with the U.S. Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Company’s Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv) To Company’s Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v) Except as Schedule 3.21, no Mark is infringed or, to Company’s Knowledge, has been challenged or threatened in any way. None of the Marks used by Company or any Subsidiary infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) Copyrights.

(i) Schedule 3.21(f) contains a complete and accurate list and summary description of all Copyrights. Company or a Subsidiary is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances.

(ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the date of Closing.

(iii) No Copyright is infringed or, to Company’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) Trade Secrets.

(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Company and each Subsidiary has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(iii) Company and each Subsidiary has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets used by it. The Trade Secrets are not part of the public knowledge or literature, and, to Company’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than Company or a Subsidiary) or to the detriment of Company and its Subsidiaries. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

Section 3.22 Certain Payments. Since June 30, 1997, neither Company nor a Subsidiary or any director, officer, member, manager, agent, or employee of Company or a Subsidiary, or to Company’s Knowledge, any other Person associated with or acting for or on behalf of Company or a Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Company or a Subsidiary or any Affiliate of Company or a Subsidiary, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Company or a Subsidiary.

Section 3.23 FCC Licenses; Operations of Licensed Facilities.

(a) Company and its Subsidiaries own and operate the television stations listed in Schedule 3.23(a) (the “Licensed Facilities”).

(b) Company and each of its Subsidiaries have, and are the authorized legal holders of, all FCC licenses and other authorizations necessary or used in the operation of the business of Company and the Subsidiaries as presently operated, including those necessary or used in the operation of the Licensed Facilities (the “FCC Licenses”). Company and its Subsidiaries have operated in material compliance with the terms of the FCC Licenses and the requirements of the Communications Act. Company has, and each of its Subsidiaries has, timely filed or made all applications, reports and other disclosures required by the FCC to be made with respect to the Licensed Facilities and has timely paid all FCC regulatory fees with respect thereto. All FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of Company, any of its Subsidiaries (or, to Company’s Knowledge, their respective predecessors), or their respective officers, managers, employees or agents. Except as set forth in Schedule 3.23(b), no application or Proceeding (other than investigations of which Company has no Knowledge) is pending before the FCC with respect to any FCC License, and, to Company’s Knowledge, there is not pending before the FCC any Proceeding, notice of violation or order of forfeiture relating to any Licensed Facility, and Company has no Knowledge of any basis that could reasonably be expected to cause the FCC not to renew any FCC License or to take any other adverse action against any Licensed Facility (other than Proceedings to amend FCC rules or the Communications Act of general applicability to the television broadcast industry). There is not pending and, to Company’s Knowledge, there is not Threatened, any action by or before the FCC to revoke, suspend, cancel, rescind, fail to renew, or modify any FCC License (other than Proceedings to amend FCC rules or the Communications Act of general applicability to the television broadcast industry). Other than in any Contracts transferred to Shop At Home Network, LLC on October 30, 2002, neither Company nor any Subsidiary has waived any must carry rights pertaining to the Licensed Facilities.

Section 3.24 Relationships with Affiliates. None of Company, a Subsidiary or any Affiliate of Company or a Subsidiary has, or since June 30, 1999, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of Company and the Subsidiaries. Neither Company nor any Affiliate of Company or of a Subsidiary is, or since June 30, 1999, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Company or a Subsidiary other than business dealings or transactions conducted in the Ordinary Course of Business with Company or a Subsidiary at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with Company or a Subsidiary with respect to the business of Company and the Subsidiaries. Except as set forth in Schedule 3.24, none of Company, a Subsidiary or any Affiliate of Company or of a Subsidiary is a party to any Contract with, or has any claim or right against, Company or a Subsidiary.

Company has not since July 30, 2002 extended or maintained credit, arranged for the extension of credit or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Company.

Section 3.25 Indemnification Obligations. Schedule 3.25 is a list of all indemnification agreements, by-laws, and other contractual or other requirements that impose obligations of indemnification on Company or its Subsidiaries with respect to claims asserted against Company’s or its Subsidiaries’ directors and officers. Company is not aware of any indemnification claim any director or officer of Company or its Subsidiaries may have against it or its Subsidiaries.

Section 3.26 Proxy Statement. Other than information supplied in writing by Parent and its Affiliates for inclusion in the Proxy Statement, with respect to which Company gives no representation, the Proxy Statement will not on the date the Proxy Statement is first mailed to shareholders of Company or at the time of the Shareholders Vote, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits to state any material fact necessary in order to make such statements made in the Proxy Statement not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. If at any time prior to the Shareholders Vote, any event relating to Company or any of its Affiliates that should be set forth in a supplement to the Proxy Statement is discovered by Company, Company shall promptly inform Parent thereof.

Section 3.27 Brokers or Finders. Except for CobbCorp LLC and Avondale Partners, LLC, neither Company nor any Subsidiary of Company has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions, fairness opinion, or other similar payment in connection with this Agreement and, if the Closing does not occur, shall indemnify and hold Parent and its Affiliates harmless from any such payment alleged to be due by or through Parent or its Affiliates as a result of Company’s or its Subsidiaries’ action.

Section 3.28 Disclosure. No representation or warranty of Company in this Agreement (including the Schedules) omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Company as follows:

Section 4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio.

Section 4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms. Parent has the right, power, and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.

(b) Neither the execution and delivery of this Agreement by Parent nor the consummation or performance of any of the Contemplated Transactions by Parent will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Parent’s Organizational Documents;

(ii) any resolution adopted by the board of directors or the shareholders of Parent;

(iii) any Legal Requirement or Order to which Parent may be subject; or

(iv) any Contract to which Parent is a party or by which Parent may be bound.

Except for the Governmental Authorizations contemplated by Article VII, Parent is not and will not be required to obtain any Consent from any Person in connection with its execution and delivery of this Agreement or its consummation or performance of any of the Contemplated Transactions.

Section 4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Parent and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Parent’s Knowledge, no such Proceeding has been Threatened.

Section 4.4 Proxy Statement Preparation. The information supplied in writing by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to shareholders of Company or at the time of the Shareholders Vote, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits to state any material fact necessary in order to make such statements made in the Proxy Statement not false or misleading, or omits to state any material fact necessary to correct any statement made by Parent in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. If at any time prior to the Shareholders Vote, any event relating to Parent or any of its Affiliates that should be set forth in the supplement to the Proxy Statement is discovered by Parent, Parent shall promptly inform Company thereof.

Section 4.5 Brokers or Finders. Except for Allen & Company, Incorporated, Parent has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and shall indemnify and hold Company harmless from any such payment alleged to be due by or through Company as a result of Parent’s action.

ARTICLE V. COVENANTS OF COMPANY PRIOR TO CLOSING DATE

Section 5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Company shall, and shall cause the Subsidiaries and their Representatives to, (a) afford Parent and its Representatives and, if applicable, prospective lenders and their Representatives (collectively, “Parent’s Advisors”) full and free access to Company’s and the Subsidiaries personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Parent and Parent’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Parent reasonably requests, and (c) furnish Parent and Parent’s Advisors with such additional financial, operating, and other data and information as Parent reasonably requests. Any information provided to or obtained by Parent and Parent’s Advisors hereunder will be subject to the Confidentiality Agreement.

Section 5.2 Operation of the Business. Between the date of this Agreement and the Closing Date, Company shall, and shall cause each Subsidiary to:

(a) conduct its business only in the Ordinary Course of Business;

(b) use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees, and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, affiliates, advertisers and others having business relationships with it;

(c) operate the Licensed Facilities in compliance in all material respects with the terms of the FCC Licenses and all applicable Legal Requirements, including, without limitation, the rules and regulations of the FCC and the Communications Act.

(d) confer with Parent concerning operational matters of a material nature;

(e) not cause, by any act or failure to act, or authorize any cable system located within the designated market area of any Licensed Facility to refuse to carry the signal of such Licensed Facility; and

(f) otherwise report periodically to Parent, at Parent’s reasonable request, concerning the status of its business, operations, and finances.

Section 5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Company shall not, and shall cause the Subsidiaries not to, without Parent’s prior consent, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

Section 5.4 Notification. Between the date of this Agreement and the Closing Date, Company shall promptly notify Parent in writing if Company or a Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of Company’s representations and warranties as of the date of this Agreement, or if Company or a Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Company shall promptly notify Parent of the occurrence of any breach of any covenant of Company in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII or X impossible, improbable or unlikely.

Section 5.5 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, Company shall use its reasonable best efforts to cause the conditions in Articles VIII and X to be satisfied.

Section 5.6 No Solicitation.

(a) During the term of this Agreement, Company agrees that it shall not, and it shall not authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other advisor or representative of Company or any of its Affiliates, directly or indirectly, to (i) solicit, initiate or knowingly encourage the submission of any inquiry, proposal or offer (whether in writing or otherwise) requesting or requiring Company to be involved with (A) any merger, consolidation, share exchange, business combination or other similar transaction other than the Contemplated Transactions, (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any FCC license, any television station, or any other assets representing 10% or more of the assets of Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, (C) any acquisition by any Person of beneficial ownership or the right to acquire beneficial ownership of, or formation of any “group” (as such term is defined under Section 13(d) of the 1934 Act) which would beneficially own or have the right to acquire beneficial ownership of, 10% or more of the outstanding voting securities of Company or (D) any issuance, sale or grant of any additional shares of capital stock of Company, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of Company, which, when aggregated with all other such issuances, sales or grants after the date hereof, constitute, on a fully-diluted basis, 10% or more of the capital stock of Company (any of the foregoing, an “Acquisition Proposal”), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to knowingly facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided that nothing contained in this Agreement shall prevent Company upon authorization of its Board of Directors at any time prior to termination of this Agreement from:

(i) providing information in response to a request by a Person who has delivered to the Board of Directors of Company an Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 5.6 and is more likely than not to lead to a Superior Proposal, as determined pursuant to clause (ii) below, if the Board of Directors of Company receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) no less favorable to Company and no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement executed in connection herewith; or

(ii) engaging in negotiations or discussions with a Person who has delivered to the Board of Directors of Company an Acquisition Proposal and a confidentiality agreement in compliance with clause (i) above, if, and only to the extent that, (x) the Board of Directors of Summit determines in good faith (after consultation with its financial advisor and independent outside legal counsel) that the Acquisition Proposal, if accepted, is more likely than not to be consummated, (y) the Board of Directors of Company determines in good faith (after consultation with its financial advisor) that the Acquisition Proposal would, if consummated, result in a transaction that is more favorable to Company’s stockholders (with respect to financial and other terms) than the Proposed Transaction and (z) the Board of Directors determines in good faith (after consultation with its financial advisor and independent outside legal counsel) that the failure to engage in negotiations or discussions with respect to such Acquisition Proposal would constitute a breach of its fiduciary duties to Company’s stockholders under applicable laws (any Acquisition Proposal as to which such determinations are made, a “Superior Proposal”).

Company shall promptly advise Parent of any Acquisition Proposal received (including the terms thereof and the identity of the person making the Acquisition Proposal) and any inquiries made with respect to any Acquisition Proposal. All liabilities of Company arising from breaches of this Section 5.6 by Company shall survive termination of this Agreement unless Company terminates this Agreement and pays the Break-up Fee in accordance with the terms of Section 5.6(b).

(b) Company may terminate this Agreement at any time prior to the receipt of Shareholder Approval if:

(i) Company’s Board of Directors authorizes Company, subject to complying with the terms of Section 5.6(a), to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal with respect to which the Board of Directors of Company has determined, in good faith (after consultation with its financial advisor and outside independent legal counsel), that it would be a breach of its fiduciary duties to Company’s stockholders under applicable laws to not terminate this Agreement so as to enter into such agreement and Company notifies Parent in writing that it intends to terminate this Agreement and enter into such agreement;

(ii) Parent does not make, within 15 days of receipt of Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of Company determines, in good faith (after consultation with its financial advisor and independent outside legal counsel), is at least as favorable to the stockholders of Company as the Superior Proposal with respect to financial and other material terms; provided that, during the 15 days following Company’s receipt of Parent’s written notification (the “Renegotiation Period”), Company shall reasonably consider and discuss in good faith with Parent all proposals submitted by Parent and, without limiting the foregoing, shall meet with, and cause its financial advisors and legal counsel from time to time as reasonably required by Parent to consider and discuss Parent’s proposals with Parent and its advisors, attorneys and other representatives; and provided, further, that Company shall not enter into a binding agreement referred to in Section 5.6(b)(i) until at least the 16th day after the beginning of the Renegotiation Period; and provided further that Company shall notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification; and

(iii) either (A) Company has paid to Parent, in cash by wire transfer of immediately available funds to an account designated by Parent, (1) an amount equal to the aggregate amount of all fees and expenses (including but not limited to all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees)

that have been paid or that may become payable by or on behalf of Parent in connection with the Contemplated Transactions as reasonably supported by documentation, but in no event to exceed $1,500,000, and (2) a non-refundable fee in an amount equal to $6,000,000 (the amounts payable under clauses (1) and (2), collectively, the “Break-up Fee”), or (2) Parent waives the Break-up Fee, in which case Section 4 of the Confidentiality Agreement shall terminate and be of no further force or effect and Parent may pursue all remedies available to it at law or in equity. The Break-up Fee, if not waived by Parent, will serve as the exclusive remedy to Parent under this Agreement in the event of the termination by Company pursuant to this Section 5.6.

Section 5.7 Preparation of Proxy Statement.

(a) As soon as practicable after the execution of this Agreement, Company shall prepare and cause to be filed with the SEC preliminary proxy materials (the “Proxy Statement”) for the solicitation of approval of the shareholders of Company of the Contemplated Transactions (the “Shareholder Approval”) and such other matters as Company and Parent may reasonably agree. Subject to compliance by Parent with its covenants in Section 6.2, Company shall cause the Proxy Statement related thereto to comply in all material respects with applicable law and the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff and shall use reasonable best efforts to cause the Proxy Statement to be mailed to Company’s shareholders as promptly as practicable. Each party shall promptly furnish to the other party all information concerning itself, its shareholders and its affiliates that may be required or reasonably requested in connection with any action contemplated by this Section. If any event relating to any party occurs, or if any party becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then such party shall inform the other thereof and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of Company. The Proxy Statement shall include the recommendations of the Board of Directors of Company in favor of Shareholder Approval. Parent and its advisors shall have a reasonable opportunity to review and comment on the proxy materials prior to any filing with the SEC.

(b) Company will notify Parent promptly of the receipt of any comments from the SEC or its staff or any other government official and of any requests by the SEC or its staff or any other government official for amendments or supplements to the Proxy Statement or for additional information, and will supply Parent with copies of all such comments and any correspondence between Company and its representatives, and the SEC or its staff or any other government official with respect thereto. If at any time prior to the Closing Date, any event shall occur that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Company agrees promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including mailing such supplement or amendment to the shareholders of Company. Parent and its advisors shall have a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to any filing with the SEC.

Section 5.8 Shareholders Meeting. Company shall take all action necessary in accordance with applicable law and its amended and restated charter, as amended, and its bylaws, to (a) within ten days after the date hereof, set a record date for a meeting of Company’s shareholders (the “Shareholders Meeting”) to provide for the vote of Company’s shareholders (the “Shareholders Vote”) with respect to the matters subject to Shareholder Approval and with respect to the other matters to be voted upon pursuant to Section 5.7, and (b) on the date hereof, call and publicly announce such Shareholders Meeting and such record date. Additionally, Company shall use its best efforts to hold and convene the Shareholders Meeting. Except as required by the SEC or applicable court order or Tennessee law, Company shall not postpone or adjourn (other than for the absence of a quorum) the Shareholders Meeting without the consent of Parent. Company shall take all other action necessary or advisable to secure the Shareholder Approval.

Section 5.9 Options. Company shall use its reasonable best efforts to have the holders of outstanding vested options exercise such stock options prior to or contemporaneously with the closing of the Contemplated Transactions. Company shall use its reasonable best efforts prior to the Effective Time to purchase options for which the exercise price exceeds $4.05 in a manner satisfactory to Parent and shall consult and coordinate with Parent regarding such purchases.

Section 5.10 Rights Plan. Prior to January 15, 2004, Company shall amend or modify, to Parent’s satisfaction, the Rights Agreement between Company and CompuTrust dated June 2001. Company shall not make any further amendments or modifications to such Rights Agreement without Parent’s consent prior to any termination of this Agreement.

ARTICLE VI. COVENANTS OF PARENT PRIOR TO CLOSING DATE

Section 6.1 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, Parent shall use its reasonable best efforts to cause the conditions in Articles VIII and X to be satisfied.

Section 6.2 Preparation of Proxy Statement. None of the information to be supplied by Parent or its Affiliates for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of Company, or as of the Shareholders Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII. MISCELLANEOUS COVENANTS

Section 7.1 Required Approvals. As promptly as possible after the date of this Agreement, Parent and Company shall make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Parent and Company shall, and

Company shall cause the Companies to, cooperate with each other with respect to all filings that the other elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

Without limiting the generality of the foregoing, each party hereto shall (a) give the other party prompt notice of the commencement of any Proceeding by or before any Governmental Body with respect to this Agreement or the other Transaction Documents or any of the Contemplated Transactions, (b) keep the other party informed as to the status of any such Proceeding, and (c) promptly inform the other party of any communication to or from the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Body regarding this Agreement or the Contemplated Transaction.

Section 7.2 Hart-Scott-Rodino. Without limiting the generality of Section 7.1, Company and Parent shall, by December 31, 2003, make and effect all registrations, filings and submissions required to be made or effected by them pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other applicable Legal Requirements with respect to this Agreement and the other Transaction Documents and the Contemplated Transactions. Each of Company and Parent shall bear one-half of the cost of such filing. Without limiting the generality of the foregoing, each of Parent and Company shall (a) promptly provide all information requested by any Governmental Body in connection with this Agreement and the other Transaction Documents and the Contemplated Transactions, and (b) promptly take all actions and steps necessary to obtain any antitrust clearance or similar clearance required to be obtained from the Federal Trade Commission, the Antitrust Division of the Department of Justice, any state attorney general, any foreign competition authority or any other governmental entity in connection with the Contemplated Transactions. The actions required to be taken by Parent and Company pursuant to this Section in order to obtain required antitrust clearances will include using reasonable efforts to avoid or set aside any preliminary or permanent injunction or other Order but do not include making arrangements for the disposition of particular assets and making arrangements to hold such assets separate pending their disposition.

Section 7.3 FCC Actions. Company and Parent shall, by December 31, 2003, prepare and file applications with the FCC requesting the FCC’s consent to the assignment of the FCC Licenses to Parent or its Affiliate (the “FCC Applications”). Company and Parent shall make any submissions required under the FCC’s rules or the Communications Act or requested by the FCC or its staff and shall use all commercially reasonable efforts to cooperate with one another to expedite the preparation of the FCC Applications and to pursue an order of the FCC (or its staff) granting the FCC Applications without any material unfavorable condition (the “FCC Order”). Any fee payable to the FCC in connection with filing the FCC Applications will be borne one-half by Company and one-half by Parent. If Parent consents to Closing occurring hereunder before the FCC Order shall have become a Final Order, then the parties’ covenants under this Agreement shall survive the Closing until the FCC Order shall have become a Final Order. A “Final Order” means an order of a governmental authority that is in full force and effect and with respect to which no appeal, request for stay, request for reconsideration or other request for review is pending; with respect to which the time for appeal, requesting a stay, requesting reconsideration or requesting other review has expired; and with respect to which the time for the governmental authority to set aside the order sua sponte has expired.

Section 7.4 Indemnification of Officers and Directors. For a period of six years following the Effective Time, Parent shall observe, to the fullest extent permitted by Tennessee law, all rights to indemnification existing at or prior to the date hereof in favor of those Persons who are, or were, directors and officers of Company at or prior to the date of this Agreement (the “Indemnitees”) by reason of written indemnification agreement and applicable law.

ARTICLE VIII. CONDITIONS PRECEDENT TO EACH PARTY’S OBLIGATION TO CLOSE

Each Party’s obligation consummate the Merger and to take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the parties, in whole or in part):

Section 8.1 Consents. Each of the Consents identified in Schedule 3.2 must have been obtained and must be in full force and effect.

Section 8.2 HSR Act. The waiting period (and any extensions thereof) applicable to the Contemplated Transactions under the HSR Act shall have been terminated or shall have expired.

Section 8.3 Shareholder Approval. The Shareholders Meeting, the Shareholders Vote and the Shareholder Approval shall have been consummated and obtained in favor of the Contemplated Transactions.

Section 8.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against either party, or against any Person affiliated with a party, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the likely effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

Section 8.5 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause either party or any Person affiliated with either party to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

Section 8.6 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the Merger.

ARTICLE IX. CONDITIONS PRECEDENT TO PARENT’S OBLIGATION TO CLOSE

Parent’s obligation consummate the Merger and to take the other actions required to be taken by Parent at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent, in whole or in part):

Section 9.1 Accuracy of Representations. Each of Company’s representations and warranties in this Agreement must have been accurate as of the date of this Agreement, and must be accurate, in all material respects, as of the Closing Date as if made on the Closing Date.

Section 9.2 Company’s Performance. Each of the covenants and obligations that Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

Section 9.3 Additional Documents. Each of the following documents must have been delivered to Parent:

(a) the Articles of Merger, duly executed by Company;

(b) a certificate executed by Company certifying to Parent that each of Company’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

(c) an opinion of Bone McAllester Norton PLLC, dated the Closing Date, in the form of Exhibit 9.3(c);

(d) an opinion of Wiley, Rein & Fielding, dated the Closing Date, in form and substance acceptable to Parent;

(e) a certificate executed by each director and officer of Company and its Subsidiaries indicating that such Person is not aware of any indemnification claim he has against the Company or its Subsidiaries; and

(f) such other documents as Parent may reasonably request for the purpose of (i) evidencing the accuracy of any of Company’s representations and warranties, (ii) evidencing the performance by Company of, or the compliance by Company with, any covenant or obligation required to be performed or complied with by Company, (iii) evidencing the satisfaction of any condition referred to in this Article IX, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

Section 9.4 Indebtedness. Company and the Subsidiaries shall have no indebtedness to third parties other than indebtedness to Parent.

Section 9.5 FCC Actions. The FCC Order shall have become a Final Order.

ARTICLE X. CONDITIONS PRECEDENT TO

COMPANY’S OBLIGATION TO CLOSE

Company’s obligation to consummate the Merger and to take the other actions required to be taken by Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Company, in whole or in part):

Section 10.1 Accuracy of Representations. Each of Parent’s representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

Section 10.2 Parent’s Performance. Each of the covenants and obligations that Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

Section 10.3 Additional Documents. Each of the following documents must have been delivered to Company:

(a) the Articles of Merger, executed by Merger Sub;

(b) a certificate executed by Parent certifying to Company that each of Parent’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

(c) such documents as Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Parent, (ii) evidencing the performance by Parent of, or the compliance by Parent with, any covenant or obligation required to be performed or complied with by Parent, (iii) evidencing the satisfaction of any condition referred to in this Article X, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

Section 10.4 FCC Actions. The FCC Order shall have been granted.

ARTICLE XI. TERMINATION

Section 11.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Parent and Company duly authorized by their respective Boards of Directors;

(b) by either Parent or Company if there is any law or regulation that makes consummation of the Contemplated Transactions illegal or otherwise prohibited or if consummation of the Contemplated Transactions would violate any non-appealable final order, decree or judgment of any Governmental Body having competent jurisdiction;

(c) if the Closing shall not have been consummated on or before June 15, 2004 (or, if the only condition on June 15, 2004 yet to be satisfied is that pursuant to Section 9.5 or Section 10.4, on or before August 31, 2004), by Parent or Company on or after June 16, 2004 (or, if the preceding parenthetical applies, on or after September 1, 2004) (the “Termination Date”); provided that such right to terminate this Agreement will not be available to any party whose failure to perform or satisfy any covenant, condition or obligation of such party under this Agreement when performance or satisfaction thereof was due is the cause of such delay;

(d) by either Parent or Company if any of the representations or warranties of the other party contained herein are inaccurate or untrue in any respect if qualified by the word “material” or in any material respect if not so qualified, and such inaccuracy cannot reasonably be expected to be cured prior to the Termination Date and, in the case of Company, the failure of any representation and warranty to satisfy the foregoing standard would reasonably be expected to have a material adverse effect on Company or any of its Subsidiaries;

(e) by Parent if Company has not within 120 days from the date hereof obtained Shareholder Approval;

(f) by Parent, provided it is not then in material breach of any of its obligations under this Agreement, if Company fails to perform or satisfy in any material respect any agreement, covenant, condition or obligation in this Agreement when performance or satisfaction thereof is due and does not cure the failure within 20 business days after Parent delivers written notice thereof;

(g) by Company, provided it is not then in material breach of any of its obligations under this Agreement, if Parent fails to perform or satisfy in any material respect any agreement, covenant, condition or obligation in this Agreement when performance thereof is due and does not cure the failure within 20 business days after notice by Company thereof;

(h) by Company, in accordance with Section 5.6; or

(i) by Parent if (y) the Board of Directors of Company shall have withdrawn or changed its recommendation to shareholders to approve the Merger or (z) Company enters into an agreement with respect to a Superior Proposal.

The party desiring to terminate this Agreement pursuant to this Section 11.1 will give written notice of such termination to the other party.

Section 11.2 Effect of Termination. Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1(e) at or after the time a competing bid for acquisition of Company or, directly or indirectly, substantially all of Company’s assets has been announced to the public, or pursuant to Section 11.1(h) or 11.1(i), then Company shall pay Parent the Break-Up Fee as set forth in Section 5.6 and any obligation hereunder to pay the Break-Up Fee shall survive termination of this Agreement. If this Agreement is otherwise terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in 12.2 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party under Section 11.1,(d), (f) or (g), the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XII. INDEMNIFICATION; REMEDIES

Section 12.1 Survival. The representations, warranties, covenants, or obligations of the parties set forth in this Agreement, the Schedules, and any other certificate or document delivered pursuant to this Agreement will not survive the Closing. This Section 12.1 shall not limit any covenant or agreement of the parties which by its terms requires or involves performance after the Closing Date.

Section 12.2 Indemnification by Company. If the Closing does not occur, Company shall indemnify and hold harmless Parent, its Affiliates and their respective Representatives (collectively, the “Indemnified Persons”) for, and shall pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Company in this Agreement or any other certificate or document delivered by Company pursuant to this Agreement; (b) any breach by Company of any covenant or obligation of Company in this Agreement; and (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Company or any of its Subsidiaries (or any Person acting on their behalf) in connection with any of the Contemplated Transactions. The remedies provided in this Section 12.2 will not be exclusive of or limit any other remedies that may be available to Parent or the other Indemnified Persons.

Section 12.3 Indemnification by Parent. If the Closing does not occur, Parent shall indemnify and hold harmless Company, and shall pay to Company the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Parent in this Agreement or in any certificate delivered by Parent pursuant to this Agreement, (b) any breach by Parent of any covenant or obligation of Parent in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Parent (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

ARTICLE XIII. GENERAL PROVISIONS

Section 13.1 Expenses; Attorneys’ Fees. Except as otherwise expressly provided in this Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party. In any action to enforce a party’s rights and remedies under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party.

Section 13.2 Public Announcements. Each party shall issue a press release that has been approved by the other party upon execution of this Agreement. Unless otherwise agreed to in writing by both parties, neither party shall make any other disclosure regarding the Contemplated Transactions except to the extent that, in the opinion of outside counsel to such party, disclosure is required by law or legal process, but only after prior notice to and consultation with the other party and its outside legal counsel has been given and conducted regarding any such disclosure. Company and Parent will consult with each other concerning the means by which a Company’s employees, customers, and suppliers and others having dealings with a Company will be informed of the Contemplated Transactions, and Parent has the right to be present for any such communication.

Section 13.3 Confidentiality. The parties shall continue to be bound by the Confidentiality Agreement.

Section 13.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Company:

SUMMIT AMERICA TELEVISION, INC.

400 Fifth Avenue, Suite 203

Naples, Florida 34102

Attn: George R. Ditomassi, President and Chief Executive Officer

Facsimile No.: (239) 643-3682

with a copy to:

BONE McALLESTER NORTON PLLC

511 Union Street, Suite 1600

Nashville, Tennessee 37219

Attn: Charles W. Bone, Esq.

Facsimile No.: (615) 238-6301

Parent:

THE E.W. SCRIPPS COMPANY

312 Walnut Street

28th Floor

Cincinnati, Ohio 45202

Attn: Tim Peterman, Vice President Corporate Development

Facsimile No.: (513) 977-3024

with a copy to:

BAKER & HOSTETLER LLP

312 Walnut Street

Suite 3200

Cincinnati, Ohio 45202

Attn: William Appleton, Esq.

Facsimile No.: (513) 929-0303

Section 13.5 Jurisdiction; Service Of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Ohio, Hamilton County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 13.6 Further Assurances. Each party agrees (a) to furnish to the other party such further information, (b) to execute and deliver to the other party such other documents, and (c) to do such other acts and things, all as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 13.7 Waiver. The parties’ rights and remedies are cumulative and not alternative. A party’s failure or delay in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will not operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 13.8 Entire Agreement and Modification. This Agreement, together with the Confidentiality Agreement, supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

Section 13.9 Schedules.

(a) The disclosures in the Schedules must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

Section 13.10 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Parent may assign any of its rights under this Agreement to any Affiliate of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties and their successors and assigns.

Section 13.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 13.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 13.13 Governing Law. This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles, except that the laws of the State of Tennessee shall govern the effect of the Merger on the Surviving Corporation.

Section 13.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PARENT:

THE E.W. SCRIPPS COMPANY

By	/s/ Rich Bochne

Title	Rich Bochne, EVP

COMPANY:

SUMMIT AMERICA TELEVISION, INC.

By	/s/ Illegible

Title	Illegible